Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
AMENDED CERTIFICATE OF INCORPORATION
OF CALIFORNIA WATER SERVICE GROUP

California Water Service Group, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.The name of the Corporation is: “California Water Service Group”

2.The Certificate of Incorporation, as amended June 8, 2011 (the “Amended Certificate”), is hereby amended as follows:

3.Article FOURTH of the Amended Certificate is hereby amended in its entirety to read as follows:

FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have authority to issue shall be 136,241,000, of which 136,000,000 shares shall be common shares, par value $0.01 per share, and 241,000 shares shall be preferred shares. The par value of the preferred shares shall be $0.01 per share.

The preferred shares may be issued from time to time in one or more series as noted above, the number of shares constituting each such series to be determined by the board of directors of the corporation pursuant to the authority contained in this certificate. The preferred shares may, at the election of the board of directors, be issued in fractional shares if required in connection with any stock split or otherwise. All of said 136,000,000 common shares shall be of one and the same series, namely common shares with par value of  $0.01 per share.”

4.All other provisions of the Amended Certificate shall remain in full force and effect.

5.The amendment of the Amended Certificate herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer, as of this 25th day of July, 2022.

CALIFORNIA WATER SERVICE GROUP

By:	/s/ Martin A. Kropelnicki
MARTIN A. KROPELNICKI
President and Chief Executive Officer